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                                                                  EXHIBIT (8)(f)



                       ADMINISTRATIVE SERVICES AGREEMENT

Administrative Services Agreement, dated as of October 1, 1998, by and between Kemper Investors Life Insurance Company, an Illinois insurance company (together with its successors and permitted assigns, the "Company") and Life Insurance Solutions, L.L.C., a Delaware limited liability company (together with its successors and permitted assigns, the "Administrator").

WHEREAS, the Company is the issuer of the life insurance and annuity products identified on Schedules A, B, and C to the Agreement (the "Policy or Policies") as such Schedules may be amended from time to time; and

WHEREAS, the Company and the Administrator desire to enter into this Agreement whereby the Administrator agrees to perform administrative services in connection with the Policy, as specified herein.

NOW, THEREFORE, in consideration of these premises, the parties hereto mutually agree as follows:

SECTION 1 - RESPONSIBILITY

The Company hereby appoints and designates the Administrator to be the administrator of the Policies.

The Administrator hereby agrees to assume responsibility for the performance of "administrative services," as hereinafter described.

SECTION 2 - ADMINISTRATIVE SERVICES

The term "administrative services" as used in this Agreement shall mean the performance by the Administrator of the following functions:

1. Billing - The Administrator shall prepare all premium statements and distribute them to each owner of a Policy ("policyholder").

2. Reports - The Administrator shall furnish to the Company premium reports, including information as to covered employees, additions to and terminations of coverage, total gross premium billed, full and partial surrenders, loans, as well as any other information about the Policy or the policyholder the Company may reasonably request, including, but not limited to, the timely provision of information necessary to permit the Company to determine the payments required to be made pursuant to paragraph 8 of
     Section 3 hereof. The Administrator shall furnish to the Company all information and reports necessary to enable compliance with Internal Revenue Code Section 7702 and Section 7702A and with any other tax reporting obligations the Company might have relating to the Policies. The

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     Company shall have the sole and exclusive right to interpret the Internal
     Revenue Code and determine its tax and other liabilities and responsibilities thereunder.

3. Policyholder Communications and Other Services - The Administrator shall prepare statements for policyholders showing account values and other transactions, including surrenders. Such statements shall be furnished annually to each policyholder or more often as such policyholder may reasonably request. The Administrator shall perform such other services customarily associated with insurance policy administration, including but not limited to processing changes in the amount of insurance, and communication with the policyholder.

4. Office and Supplies - The Administrator shall maintain, at its own expense, an office and the Company will provide the necessary supplies of forms for the administration of the Policy.


5. Reports - Any forms or reports developed by the Administrator for the administration of the Policy for distribution to policyholders must be approved by the Company prior to use.


6. Reserve Calculations - The Administrator shall perform all calculations of reserves in connection with the Policy and shall furnish reserve information to the Company at such times requested by the Company and in such format agreed to by the Company and the Administrator.

7. Loans and Surrenders - The Administrator shall process all requests for loans and full and partial surrenders under the Policy.


8. Additional Services - The Administrator shall also provide those services, with respect to a Policy, described in Schedule E to the Agreement as such Schedule may be amended from time to time by the parties.

The Company agrees to provide the Administrator with such information and materials as the Administrator may reasonably request in connection with the performance of the Administrator's performance of its obligations hereunder.

SECTION 3 - GENERAL PROVISIONS

1. Standard of Care - The Administrator agrees to perform, in a timely manner consistent with reasonable industry practice, faithfully and in accordance with applicable law, the duties as set forth herein. The Administrator represents that it meets all applicable requirements to enter into this agreement including any required state licenses and agrees to take such action as may be required under any applicable law to perform its obligations under this agreement. In performing the services set forth herein, the Administrator shall direct its efforts towards advancing the business and interests of the Company to the best of its ability. The Administrator may delegate any or all of the obligations that the


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     Administrator is required to perform hereunder; provided, that the
     Administrator remains obligated to perform such services; and provided, further, that the Administrator has received the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

2. Indemnification - The Administrator agrees to indemnify the Company and hold the Company harmless from any and all losses, damages, and expenses, including reasonable legal fees and expenses, which the Company may incur as a result of or arising out of any acts or omissions, whether dishonest, fraudulent, criminal or negligent, of the Administrator or its employees, or any party with which the Administrator may contract for the performance of services hereunder, acting alone or in collusion with others.

     The Company agrees to indemnify the Administrator and hold the Administrator harmless from any and all losses, damages, and expenses, including reasonable legal fees and expenses, which the Administrator may incur as a result of or arising out of any acts or omissions, whether dishonest, fraudulent, criminal or negligent, of the Company or its employees, acting alone or in collusion with others.

     The Administrator shall maintain in effect an errors and omissions liability policy in the amount of no less than $1,000,000 per occurrence, $3,000,000 annual aggregate limit, providing for indemnification of the Company to cover any loss arising as a result of any real or alleged dishonest, fraudulent or negligent conduct on the part of the Administrator's officers, agents or employees in any aspect of the performance of the Administrator's services under this Agreement. The Administrator shall cause the issuer of said policy to name the Company as a loss payee under such policy and to deliver to the Company evidence of the existence of such policy. The Administrator shall also cause the issuer to give 30 days' written notice prior to the cancellation of or any material change in the policy.

3. Termination - This Agreement shall become effective as of the date it has been duly executed by all parties and shall continue in effect until terminated pursuant to paragraph a or b below.

     a. This Agreement may be terminated by the Company or the Administrator by giving written notice to the other at least ninety days prior to the termination date, provided that, in the event of a termination by the Administrator pursuant to this sentence, the Company shall have the right in its sole discretion to extend the term of this Agreement for up to an additional 270 days (i.e., so that this Agreement would not be terminated on less than 360 days prior written notice by the Administrator).

     b. Notwithstanding any other provision herein to the contrary, this Agreement may be terminated immediately by the Company for any of the following reasons:
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          i. The Administrator fails to perform any of its obligations under
          Section 2 of this Agreement which failure to perform shall continue without cure for not less than 30 days following the Administrator's receipt of written notice from the Company of the Administrator's failure to perform; or

          ii. The occurrence of an event described in Section 14 of this Agreement.

          Notwithstanding any other provision herein to the contrary, this Agreement may be terminated by the Administrator if the Company fails to make a payment required to be made by this Agreement to the Administrator and such failure has not been cured within 30 days after notice (specifying that it is a notice of termination being given pursuant to this Section 3b) has been sent by the Administrator to the Company, provided that with respect to this paragraph of Section 3b, written notice is given in the manner provided in Section 20 below, and, additionally concurrent telephone confirmation of such notice is given personally directly to any of Debra Rezabek, Frank Julian or James Hohmann.

     c. Upon termination of this Agreement for any reason, the Administrator agrees that for a period of five years from the date of termination, neither it nor any of its affiliates will (i) take any action designed or calculated to result in the transfer or exchange of Policies or
          (ii) provide administrative services or otherwise use or offer its systems for use in administering policies issued by an insurance company other than the Company where the cash values of such policies are the result of transfers or exchanges from a Series I Private Placement Variable Life Insurance Policy issued by the Company and listed on Schedule A that (x) is administered under this Agreement and
          (y) has total premiums that are expected to be paid over a five-year pay-in period for such Policy equal to or greater than $250,000,000.

4. Independent Contractor - The execution of this Agreement does not serve to indicate any relationship of employer and employee between the Company and the Administrator, and it is understood that the Administrator is an independent contractor.


5. Delivery to Policyholder - Any policies, certificates, booklets, termination notices or other written communications delivered by the Company to the Administrator for delivery to the policyholder, shall be delivered by the Administrator, at the Company's expense, promptly after receipt of instructions from the Company to do so.


6. Legal or Administrative Proceedings - If any notice of the commencement of any legal proceeding involving any policyholder is received by the Administrator, or if it receives any communication from any Insurance Department or other administrative agency or any other person identifying a complaint by a policyholder or calling a hearing involving any Company insuring practice, the Administrator shall immediately thereafter forward any correspondence or necessary files to the Company's Home Office for handling by the Company.

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7.   Records - The Administrator shall hold and possess, as the property of the
     Company, all papers, books, files, correspondence, and records of all kinds which at any time shall come into its possession or under its control relating to transactions by or for the Company. Such records will be maintained during the duration of this Agreement and six years thereafter.

     Upon termination of this Agreement or upon prior request, the Administrator shall surrender this property to the Company or its designee provided the Company is the underwriter on such date. If this Agreement is terminated because the Company is replaced as the underwriter with respect to all Policies, then all such property (except that relating to the payment of claims which shall remain the property of the Company) shall inure to the new underwriter at no charge by the Company; however, the Company will have access to such property to the extent needed to fulfill its contractual obligations and any other legal obligations which may arise.

     Notwithstanding the foregoing, the Administrator shall have the right to retain copies of all papers, books, files, correspondence and records of all kinds relating to this Agreement upon termination of this Agreement for any reason.

8. Compensation - The Company will pay the Administrator the fees set out in Schedule D. The Company and the Administrator may by mutual consent add, delete, or change the fees shown in Schedule D from time to time. The provisions contained in this Agreement shall survive termination of this Agreement.

9. Policy Amendment - The Administrator shall have no authority to alter or amend the Policy, nor to modify, waive or extend any of its provisions.

10. Advertising, Etc. - It is expressly agreed that the Administrator shall have no authority to prepare or distribute any advertising, promotional or descriptive material relating to the Policy without first obtaining the Company's written approval of same. The Administrator shall not use the Company name, trademarks, logo or the name of the affiliated company in any way or manner not specifically authorized in writing by the Company.

11.  Furnishing Information: Audit, Etc.

     a. Administrator shall furnish the Company with all reasonably requested information regarding any and all matters or transactions or activities pertaining to the Policy. The Administrator shall furnish such information, including information requested for financial reporting purposes, at such times requested by the Company, and in a format mutually agreed upon. The Company shall have the right to inspect any documents, books and records of the Administrator pertaining to the Policy or any activities of the Administrator in connection therewith. Any right on the part of the Company to have access to the offices of the Administrator or to inspect, audit or photocopy any of the Administrator's documents, books or records shall be


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          subject to reasonable advance notice, shall be conducted during the
          Administrator's normal business hours in a manner which will not unreasonably interfere with the Administrator's conduct of its business and shall be conducted at the sole expense of the Company.

     b. The Administrator shall provide access and cooperation to duly authorized representatives of the Company and Insurance Department representatives (and representatives of other regulatory authorities), for the purpose of conducting examinations or audits of its books and accounts necessary to comply with applicable law, and the Administrator shall make full disclosure, without reservation of any kind, necessary to enable the Company to determine fully whether the Administrator is faithfully performing its obligations under this Agreement. Any right on the part of the Company to have access to the offices of the Administrator or to inspect, audit or photocopy any of the Administrator's books or records shall be subject to reasonable advance notice, shall be conducted during the Administrator's normal business hours in a manner which will not unreasonably interfere with the Administrator's conduct of its business and shall be conducted at the sole expense of the Company.

     c. The Company shall have the right to conduct the periodic audits referred to in paragraphs 11(a) and 11(b) above at the Company's office or at the office of the Administrator. If the Company chooses to conduct an audit at its own offices, the Administrator shall immediately ship copies of all records required to be provided under paragraphs 11(a) or 11(b) above to the designated Company office at the sole expense of the Company. Any right on the part of the Company to conduct periodic audits at the offices of the Administrator shall be subject to reasonable advance notice, shall be conducted during the Administrator's normal business hours in a manner which will not unreasonably interfere with the Administrator's conduct of its business and shall be conducted at the sole expense of the Company.


12. Assignment - The Administrator shall not assign any of its administrative functions, duties, or responsibilities without the prior written approval of the Company or to an affiliate of the Administrator. The Company shall have the right to refuse approval for any reason whatsoever at its sole discretion. Notwithstanding the foregoing, the Administrator may delegate any or all of the obligations that the Administrator is required to perform hereunder; provided that the Administrator remains obligated to perform such services; ; and provided, further, that the Administrator has received the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). The Company may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Administrator.

13. No Other Agreements - The Administrator shall have no authority to make any agreement binding upon the Company, except as otherwise provided in this Agreement, with respect to the Policy or premiums payable thereon unless previously agreed upon in advance and in writing between the Administrator and the Company.

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14.  Insolvency, Etc. - In the event the Administrator shall become insolvent, make a general assignment for the benefit of creditors, or if any proceeding of any nature under the Federal Bankruptcy Act, as amended, or under any state insolvency statute, be commenced by or against the Administrator (or one of its joint ventures) or if a receiver be appointed therefore, and such proceeding remains in effect and unstayed for a period of not less than 90 days, the Administrator shall immediately notify the Company pursuant to Section 20 hereof, and upon the request of the Company:

     a.   cease and desist all administrative services provided for herein;

     b. promptly relinquish and turn over to the Company all records as may be requested by the Company; and,

     c. provide to the Company whatever additional information or assistance may be requested by the Company.


15. Arbitration: Submission to Jurisdiction - Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be settled by arbitration before one arbitrator in Chicago, Illinois in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. The parties hereby consent and submit to the personal jurisdiction of any federal court sitting in Chicago, Illinois and of any Illinois State court of competent jurisdiction sitting in Chicago, Illinois in any suit, action or proceeding in connection with arbitration arising out of or relating to this Agreement. The award entered by the arbitrator shall be final and binding on all parties to arbitration. Each party shall bear its respective arbitration expenses and each shall pay its pro rata portion based on the number of parties participating in such arbitration of the arbitrator's charges and expenses. The arbitrator shall not award punitive, exemplary or consequential damages. Notwithstanding the foregoing, this agreement to arbitrate shall not bar any party hereto from seeking temporary or provisional remedies in any court having jurisdiction thereof.

16. Headings - The headings and captions in this Agreement are inserted for convenience only and shall not be considered in the construction of any provisions.

17. Entire Contract - This Agreement, and any related confidentiality agreements, constitutes the entire contract between the parties hereto with respect to the subject matter hereof. Any amendment or modification of this Agreement, including any Schedule hereto, will not be effective unless made in writing and signed by the parties hereto.

18. Governing Law - This Agreement shall be construed and enforced according to the laws of the State of Illinois.

19. Miscellaneous - This Agreement shall be binding upon the Company and the Administrator, and inure to the benefit of the parties hereto and their respective successors


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     and permitted assigns. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any right, power or privilege hereunder.

20. Notices - All notices and other communications hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, posted prepaid, by hand delivery or by telecopier, as follows:

     If to Company:           Kemper Investors Life Insurance Company
                              1 Kemper Drive
                              Long Grove, IL 60049
                              Attention:  General Counsel
                              Telecopier No:  847.969.3529

     If to Administrator:     Life Insurance Solutions, L.L.C.
                              One Chase Manhattan Plaza
                              New York, NY 10005
                              Attention:  Michael Hartnett
                              Telecopier No.:  212.859.2671

     or to such other person or address as any party shall specify by like notice to each of the other parties. All such notices and communications shall be deemed to have been duly given or made (i) when delivered by hand,
     (ii) when mailed, five business days after being deposited in the mail, postage prepaid and (iii) when telecopied, receipt acknowledged.

21. Limitations on Authority - Except as directed by the Company, the Administrator is not authorized to and shall not establish or adjust the level of any discretionary deductions such as cost of insurance charges or the build-up of amounts such as claim stabilization reserve levels.


IN WITNESS WHEREOF, this Agreement has been duly executed by an authorized representative of each of the parties hereto, on the dates indicated below.

LIFE INSURANCE SOLUTIONS, LLC       KEMPER INVESTORS LIFE
                                    INSURANCE COMPANY



By: /s/ Michael J. Hartnett         By: /s/ James E. Hohmann
   ------------------------------      -------------------------------
   Name: Michael J. Hartnett           Name: James E. Hohmann
   Title: Chief Operating Officer      Title: Sr. Vice President
   Date:  11/30/98                     Date:  11/24/98
        -------------------------           --------------------------



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                                   SCHEDULE E

                             ADMINISTRATIVE SERVICES


SERVICES

Loading all appropriate parameters to establish the Policies in the Administrator's environment.

Implementation of the premium collection process as directed by the Company in writing.

Implementation of accounting as directed by the Company in writing, including the establishment of a chart of accounts as submitted by the Company, Company specific accounting procedures and necessary reports and data files.

Implementation and development of appropriate and mutually agreed upon management reporting.

Development and documentation of mutually agreed upon Company specific administrative procedures and service levels.

Collections of Premiums. All premiums shall be deposited into a Company owned and controlled lockbox or wire transferred to the Company's designated account. Any premiums that are received directly by the Administrator shall be deposited into such lockbox or wire transferred to the Company's designated account on a daily basis. The deposit information and accompanying data respecting such lockbox shall be delivered by the bank to the Administrator. Upon receipt of this data, the Administrator shall balance the collections to the bank deposit record and enter such data into the administrative system as credited to the policyholder's policy.

Lapse Notices. The administrator shall be responsible for generating and mailing lapse warnings and notices for applicable life insurance policies.

Policyholder Services. In accordance with Company procedures, the Administrator shall answer routine policyholder and agent questions to support the client service "800" number. Additionally, the Administrator shall respond to written inquiries regarding particular policies.

Requests for address changes, beneficiary changes, title changes, assignments and policy changes shall be processed by the Administrator using Company forms and letters to confirm completion of requests.

Requests for policy disbursements, death benefit claims, medical waiver claims and accelerated death benefit claims, shall be processed and forwarded to the Company by the Administrator. These include cancellations and free-look surrenders.


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Requests for fund transfers shall be processed by the Administrator. This includes, but is not limited to adhoc requests as well as regularly scheduled transfers such as dollar-cost-averaging, Automatic Portfolio Rebalancing and End-of-Free-look period transfers.

New Business Issue. The Administrator shall be responsible for entering the applicable information into the administration system, including the correct mortality and expense charges applicable to a policy, and assembling and forwarding the policies. For any Policies designated by the Company, the Administrator shall be responsible for preparing and printing policies but shall not use or modify the policy forms without prior Company approval.

Delivery receipts. The Administrator shall send one (1) follow up letter and then send to the Company's Home Office for disposition if the receipt is not obtained.

Underwriting Requirements. Follow-up for outstanding underwriting requirements is the responsibility of the Administrator. All case requirements must be received by the Company within 75 days of pre-application submission, otherwise the case will be closed.

Reinsurance Administration. The Administrator shall be responsible for maintaining adequate records and providing reports as may be required under reinsurance agreements related to the Policies and requested by the Company. The Company shall advise the Administrator of the reinsurance administration requirements for which the Administrator shall be responsible.

Record Keeping. The Administrator shall maintain a complete policy file on record, either in the form of a paper file or microfiche. The Administrator shall provide Company with copies of each policy file on paper on a mutually agreed upon schedule. All originals are to be forwarded to Company on a mutually agreed upon schedule.

All production cycles, which include accounting reports, quarterly and annual statements, and confirmation statements shall be maintained by the Administrator.

Accounting.   Administrator's basic account support for the Company includes:

         -    Setting up one (1) chart of accounts, as submitted by the Company;

         -    Balancing the daily cycles for completeness and accuracy;

         -    Receiving NAVs from each fund company or investment manager;

         - Preparing and transmitting trade purchase and redemption reports and daily activity reports to each fund company and investment manager for the Company; and

         -    Preparing/posting M&E daily from the trade system.

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Report Production: The Administrator shall produce the following periodic reports daily with respect to the prior period's activities:

         Purchase/Redemption. This daily report displays amounts or units to be traded by each fund company. This report must be received by the Company by 8:30 A.M. CST to trade at previous day closing NAV.

         Distribution Report. This daily report displays all payment transactions. This report needs to be received by 12:00 Noon CST.

         Accounting Report. This daily transactional report produces the accounting for that cycle.

         Telephone Report. This quarterly report shows information about calls received on the client service 800#. It includes but is not limited to the number of calls received, queue times, abandon rate and call times.

         New Business. This monthly report lists policies awaiting initial premium. In addition to the company, policy number and policy effective date, the expected premium is also reported. Expected premium is the schedule billed premium, not necessarily the balance of the initial premium not yet received.

         Paid New Business. This monthly report lists policies that changed from pending initial premium to active status during the reporting period.

         Sales Activity by Product/Plan/LOB. This monthly report details the sales activity by product, plan and line of business.

         Reserves. This monthly report generates a reserve extract file and report containing detailed reserve calculations on all products.

         Premium and Premium Tax Report by State.

         Death Report. This monthly report displays information on all death claims.

         Monthly Reinsurance Report and Extract.